Exhibit 99.1

Plug Reports Revenue of ~$178 Million, ~Break-Even Gross Margin, Net Cash Usage of ~$61 Million and Increases Revenue Guidance for 2026

SLINGERLANDS, N.Y., Aug. 10, 2026 – Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the hydrogen economy, today reported second quarter 2026 results. As compared to the prior year and prior quarter, the Company delivered higher revenue, significant gross margin expansion, substantially lower operating expenses, and lower net cash usage. This was coupled with ongoing disciplined capital management and continued commercial execution across its core businesses.

"Our second quarter results demonstrate that Plug is executing its transformation into a stronger, more efficient and profitable company," said Jose Luis Crespo, Chief Executive Officer of Plug Power. "We delivered revenue growth, improved gross margins, reduced operating expenses, strengthened liquidity, and advanced major commercial milestones across our core businesses. We continue to expand our installed material handling base, which also builds our recurring revenues through equipment replacements, service, and hydrogen fuel. Our electrolyzer pipeline continues to expand, and we see an increasing conversion rate. Given the historically second-half-weighted cadence of our business and the strength of our commercial backlog, we are raising our full-year 2026 revenue growth guidance to a range of 15% to 16%. We believe we are on track to achieve our positive EBITDAS target in the fourth quarter of 2026."

Key Second Quarter Highlights

Second quarter results reflect continued execution of Plug's strategy to improve profitability while continuing to grow our revenue streams across our core businesses in material handling, hydrogen production, and electrolyzers.

•	Gross margin improved to ~breakeven compared to ~(31%) in the prior-year period and ~(13%) in the first quarter of 2026. Equally important, this demonstrates that our breakeven threshold continues to lower as we improve margins.

•	Operating expenses declined ~50% year over year to ~$62 million, representing continued execution of cost discipline coupled with our ongoing focus on asset monetization.

•	Net revenue was ~$178 million, which reflects quarterly growth sequentially of ~9%.

•	GAAP EPS was $(0.14) compared to prior year of $(0.20).

•	Adjusted EPS was ($0.07) compared to prior year adjusted EPS of ($0.18) (see the reconciliation in the attached financial tables).

Commercial & Operational Execution

Plug continued translating its commercial pipeline into executed projects while expanding its global hydrogen platform.

Material Handling

Plug's material handling business continues to demonstrate strong commercial momentum, supported by an expanding installed base and increasing recurring revenue.

Quarter Highlights

•	Deployed 1,666 GenDrive fuel cell units in the quarter, more than doubling deployments of 739 units in Q2 2025 (up 125% year over year).

•	Two of Plug's largest material handling customers are planning to refresh more than 20,000 GenDrive units over the next three years, creating a significant recurring revenue opportunity as customers upgrade to Plug's newest generation fuel cell technology.

•	Service revenue grew 82% year over year to ~$30 million, demonstrating the increasing value of Plug's expanding installed base and growing recurring aftermarket revenue.

•	Service margin was 27% positive for the quarter. The Company has seen continued improvement in unit performance driven from increased reliability and in turn this is enabling the Company to increase units per service tech profiles, which drives improved overhead leverage.

GenEco Electrolyzers

Plug continued converting its commercial pipeline into executable projects, demonstrating increasing customer confidence in large-scale PEM electrolyzer deployments.

Quarter Highlights

•	We announced the FID of the 30 MW Barrow Green Hydrogen project for Carlton Power in the UK. This is part of the 55 MW awarded in November 2025. We expect the additional 25 MW to reach FID in 2026.

•	We announced the selection for the 275 MW GenEco FEED scope on Hy2gen's Courant Project in Québec.

•	On July 7, 2026 we announced that Plug secured a 50 MW GenEco electrolyzer order following Final Investment Decision for Orica's Hunter Valley Hydrogen Hub, Australia's largest renewable hydrogen project to reach FID which builds on the commercial momentum in Q2.

•	Advanced execution on major deployments, with the 100 MW GALP project in Portugal and the 25 MW Iberdrola and BP project in Spain continuing to progress through commissioning activities.

Hydrogen Production

Plug continued strengthening its vertically integrated hydrogen platform, supporting growing customer demand while improving production efficiency and expanding recurring fuel revenue.

Quarter Highlights

•	Fuel revenue increased ~15% year over year to ~$39 million, reflecting continued growth in hydrogen consumption across Plug's expanding customer base.

•	Fuel gross margin improved to ~(48%) from ~(91%) in the prior-year quarter, reflecting improved plant utilization, production efficiency, and hydrogen network optimization.

Balance Sheet & Liquidity

Plug continued strengthening its liquidity position with improvements in margin, continued focus on reducing capex, increasing leverage on working capital, and progressing on its asset monetization initiatives.

Quarter Highlights

•	Unrestricted cash was ~$162 million at quarter end, with net cash usage improving to ~$61 million for the quarter, down ~58% sequentially.

•	Subsequent to quarter end, Plug announced transactions expected to generate $80 million of near-term liquidity through the sale of the Graham, Texas project and the staged closing of the New York Gateway project. Over July and August to date, ~$47 million has been received given a release of associated escrowed funds and the sale of certain power assets. This brings the total since inception of this effort of funds collected to ~$52 million. These collective transactions further advance the effort to unlock the $275 million total target for this asset monetization and non-dilutive financing initiative.

Outlook

For the balance of 2026, Plug remains focused on:

•	Growing and converting its sales pipeline to achieve an updated full-year 2026 revenue growth target of 15% to 16% and position 2027 for continued growth.

•	Improving margins and maintaining cost discipline to achieve positive EBITDAS target in Q4 2026.

•	Strengthening liquidity through additional non-dilutive financing initiatives, including unlocking the incremental proceeds for the $275 million total target through our data center asset monetization initiatives.

Plug believes long-term hydrogen demand continues to be supported by energy security, industrial decarbonization, and accelerating global power demand. Combined with continued execution across its core businesses, the Company believes it is increasingly well positioned to deliver sustainable profitable growth and long-term shareholder value.

Earnings Call Details

Management will host a conference call to discuss results and business outlook.

•	Date: August 10, 2026

•	Time: 4:30 PM ET

•	Toll-free: 877-407-9221 / +1 201-689-8597

•	Direct webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=78Bu4HFq

A live webcast will be available on the Plug Investor Relations website at www.ir.plugpower.com, and a playback will remain available online following the call.

About Plug Power

Plug designs, builds, and operates a fully integrated hydrogen ecosystem spanning production, storage, delivery, and power generation, enabling the global hydrogen economy. A first mover in the industry, Plug delivers electrolyzers, fuel cells, and hydrogen production plants to customers across material handling, industrial applications, and energy markets, advancing energy resilience and industrial decarbonization.

Plug’s GenEco electrolyzers span five continents, and the Company has more than 76,000 GenDrive fuel cell systems and 280+ hydrogen-powered material handling sites deployed to date. Plug also operates its own hydrogen generation network to ensure a reliable, domestically produced supply, with production facilities currently operational in Georgia, Tennessee, and Louisiana, representing a combined capacity of approximately 40 tons per day.

With employees and state-of-the-art manufacturing facilities around the world, Plug serves global leaders including Walmart, Amazon, Home Depot, BMW, and BP.

For more information, visit www.plugpower.com.

Safe Harbor Statement

This press release contains statements that are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations, beliefs, plans, projections, and anticipated results of operations, including statements regarding the Company’s updated full-year 2026 revenue growth guidance of 15% to 16%, its target of achieving positive EBITDAS in the fourth quarter of 2026, anticipated margin improvement and cost reductions, liquidity and capital resources, the timing and anticipated proceeds of asset monetization and non-dilutive financing initiatives, electrolyzer and hydrogen production capacity, utilization, and project pipeline conversion; the Company’s target of unlocking more than $275 million in aggregate liquidity through asset monetization and non-dilutive financing initiatives; anticipated benefits of Project Quantum Leap; anticipated customer fleet refresh, upgrade, and replacement programs, including expected GenDrive unit volumes; the Company’s beliefs regarding long-term hydrogen demand and the growth of the hydrogen economy, including with respect to energy security, industrial decarbonization, and power demand trends; the Company’s plans and expectations for 2027 and beyond; and the Company’s long-term growth strategy and market opportunity. Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. Factors that could cause actual results to differ materially include, but are not limited to: the Company’s history of operating losses and negative cash flows and its ability to achieve or sustain profitability; the Company’s need for additional capital and the availability of financing on acceptable terms; the timing and ability to complete the asset monetization and non-dilutive financing transactions described in this press release, satisfy applicable closing conditions, and realize the anticipated liquidity benefits therefrom in the amounts and within the timeframes currently anticipated; the Company’s ability to achieve anticipated revenue growth, margin improvement, and cost reductions, including in light of the historically second-half-weighted cadence of its business; the Company’s ability to convert its commercial and electrolyzer project pipeline into revenue-generating projects and achieve anticipated deployment and utilization levels; delays or disruptions in project development, permitting, construction, or commissioning; the availability, timing, and cost of hydrogen supply and production inputs; fluctuations in the Company’s operating results due to non-cash changes in the fair value of its convertible debt instruments and warrant liabilities; customer and counterparty concentration and the timing of customer orders and deployments, including the risk that anticipated customer fleet refresh, upgrade, or replacement programs are delayed, reduced in scope, or do not materialize as currently planned; competitive, regulatory, and macroeconomic conditions, including changes in government incentives, tariffs, and trade policy; and other risks described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its other subsequent filings with the SEC. All forward-looking statements included in this press release are based on information available to the Company as of the date of this release and speak only as of that date. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$161,894	$368,540
Restricted cash	155,523	186,746
Accounts receivable, net of allowance of $39,278 as of June 30, 2026 and $46,805 as of December 31, 2025	125,861	134,758
Inventory, net	493,445	520,968
Contract assets	103,178	105,268
Prepaid expenses, tax credits, and other current assets	106,436	93,988
Total current assets	1,146,337	1,410,268

Restricted cash	354,111	438,698
Property, plant, and equipment, net	243,995	281,001
Right of use assets related to finance leases, net	35,938	44,852
Right of use assets related to operating leases, net	157,370	182,206
Equipment related to power purchase agreements and fuel delivered to customers, net	142,350	122,926
Contract assets	18,493	24,137
Intangible assets, net	27,292	29,228
Investments in non-consolidated entities and non-marketable securities	50,705	46,909
Other assets	15,975	14,343
Total assets	$2,192,566	$2,594,568

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$144,259	$168,744
Accrued expenses	105,692	128,010
Deferred revenue and other contract liabilities	60,304	66,742
Operating lease liabilities	56,200	70,407
Finance lease liabilities	9,523	10,934
Finance obligations	57,670	76,160
Current portion of convertible debt instruments, net	—	2,583
Current portion of long-term debt	314	626
Contingent consideration, loss accrual for service contracts, and other current liabilities (of which $1,971 was measured at fair value as of June 30, 2026 and $4,871 was measured at fair value as of December 31, 2025)	59,921	86,382
Total current liabilities	493,883	610,588

Deferred revenue and other contract liabilities	26,145	34,203
Operating lease liabilities	158,512	194,709
Finance lease liabilities	19,343	17,627
Finance obligations	156,181	191,806
Warrant liabilities	136,254	52,323
Convertible debt instruments, net	577,998	431,014
Long-term debt	1,210	1,306
Contingent consideration, loss accrual for service contracts, and other liabilities (of which $6,012 was measured at fair value as of June 30, 2026 and $6,906 was measured at fair value as of December 31, 2025)	35,750	57,678
Total liabilities	1,605,276	1,591,254

Stockholders’ equity:
Common stock, $.01 par value per share; 3,000,000,000 shares authorized as of June 30, 2026 and 1,500,000,000 shares authorized as of December 31, 2025; Issued (including shares in treasury): 1,397,924,047 as of June 30, 2026 and 1,394,241,538 as of December 31, 2025	13,980	13,943
Additional paid-in capital	9,227,977	9,186,314
Accumulated other comprehensive income	2,450	6,796
Accumulated deficit	(8,659,550)	(8,226,039)
Less common stock in treasury: 1,025,649 as of June 30, 2026 and 970,588 as of December 31, 2025	(3,104)	(2,945)
Total Plug Power Inc. stockholders’ equity	581,753	978,069
Non-controlling interest	5,537	25,245
Total stockholders’ equity	587,290	1,003,314
Total liabilities and stockholders’ equity	$2,192,566	$2,594,568

Plug Power Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net revenue:
Sales of equipment, related infrastructure and other	$81,898	$99,173	$160,920	$162,679
Services performed on fuel cell systems and related infrastructure	29,844	16,367	51,814	33,241
Power purchase agreements	26,932	23,633	53,222	46,843
Fuel delivered to customers and related equipment	39,472	34,399	75,267	63,856
Other	153	398	589	1,025
Net revenue	178,299	173,970	341,812	307,644
Cost of revenue:
Sales of equipment, related infrastructure and other	80,326	117,280	165,653	191,836
Services performed on fuel cell systems and related infrastructure	21,724	9,996	36,145	24,458
Benefit for loss contracts related to service	(15,674)	(10,832)	(23,488)	(1,944)
Power purchase agreements	35,000	45,272	75,148	95,204
Fuel delivered to customers and related equipment	58,495	65,636	111,387	124,990
Other	103	83	249	426
Total cost of revenue	179,974	227,435	365,094	434,970

Gross loss	(1,675)	(53,465)	(23,282)	(127,326)

Operating expenses:
Research and development	13,420	12,193	25,533	29,550
Selling, general and administrative	29,267	87,893	99,475	168,732
Restructuring	184	2,964	1,609	20,118
Impairment	19,365	20,599	23,221	21,663
Change in fair value of contingent consideration	197	(168)	477	(11,987)
Total operating expenses	62,433	123,481	150,315	228,076

Operating loss	(64,108)	(176,946)	(173,597)	(355,402)

Interest income	2,592	5,845	6,437	10,998
Interest expense	(16,889)	(15,938)	(34,240)	(27,424)
Other (expense)/income, net	(7,199)	3,817	(6,113)	5,107
(Loss)/gain on extinguishment of convertible debt instruments and finance obligations	(90)	(5,475)	1,715	(9,127)
Change in fair value of convertible debt instruments	(74,235)	9,240	(145,017)	1,902
Change in fair value of debt	—	(3,408)	—	(3,408)
Change in fair value of warrant liabilities	(29,291)	—	(83,931)	—
Loss on equity method investments	(675)	(45,850)	(1,145)	(48,220)

Loss before income taxes	$(189,895)	$(228,715)	$(435,891)	$(425,574)

Income tax expense	(207)	(12)	(248)	(12)

Net loss	$(190,102)	$(228,727)	$(436,139)	$(425,586)

Net loss attributable to non-controlling interest	(1,895)	(1,628)	(2,628)	(1,831)

Net loss attributable to Plug Power Inc.	$(188,207)	$(227,099)	$(433,511)	$(423,755)

Net loss per share attributable to Plug Power Inc.:
Basic and diluted	$(0.14)	$(0.20)	$(0.31)	$(0.41)

Weighted average number of common stock outstanding	1,391,212,670	1,126,627,283	1,390,446,779	1,036,697,246

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2026	2025
Operating activities
Net loss	$(436,139)	$(425,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	12,871	24,910
Amortization of intangible assets	1,822	4,008
Lower of cost or net realizable value inventory adjustments and provision for excess and obsolete inventory	15,166	21,166
Stock-based compensation	26,888	24,167
(Gain)/loss on extinguishment of convertible debt instruments and finance obligations	(1,715)	9,127
Provision for losses on accounts receivable	2,394	4,672
Amortization of discount/(premium) of debt issuance costs on convertible debt instruments and long-term debt	2,081	(214)
Provision for common stock warrants	18,950	18,599
Impairment	23,221	21,663
Recovery on service contracts	(35,175)	(25,806)
Change in fair value of contingent consideration	477	(11,987)
Change in fair value of convertible debt instruments	145,017	(1,902)
Change in fair value of debt	—	3,408
Change in fair value of warrant liabilities	83,931	—
Loss on equity method investments	1,145	48,220
Changes in operating assets and liabilities that provide/(use) cash:
Accounts receivable	6,503	13,829
Inventory	3,530	16,356
Contract assets	(6,942)	(5,210)
Prepaid expenses and other assets	(11,189)	41,691
Accounts payable, accrued expenses, and other liabilities	(49,394)	(4,077)
Deferred revenue and other contract liabilities	(13,910)	(54,938)
Payments of contingent consideration	(1,918)	(8,341)
Payments of operating lease liabilities, net	(31,719)	(11,133)
Net cash used in operating activities	(244,105)	(297,378)

Investing activities
Purchases of property, plant and equipment	(8,711)	(79,069)
Proceeds from sale of property, plant and equipment	1,035	—
Proceeds from sale of investment tax credit	36,148	—
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(30,064)	(7,409)
Cash paid for non-consolidated entities and non-marketable securities	(6,600)	(838)
Net cash used in investing activities	(8,192)	(87,316)

Financing activities
Payments of contingent consideration	(2,330)	—
Proceeds from public and private offerings, net of transaction costs	—	276,192
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(159)	(207)
Proceeds from exercise of stock options	1,636	—
Contributions by non-controlling interest	300	750
Distributions to non-controlling interest	(16,474)	—
Principal payments on convertible debt instruments	(2,413)	(185,962)
Premium on principal of convertible debt instruments settled in cash	—	(3,832)
Proceeds from debt issuance	—	199,500
Principal payments on long-term debt	(692)	(688)
Cash paid for capitalized closing fees related to DOE loan guarantee	—	(13,414)
Principal repayments of finance obligations and finance leases	(47,788)	(46,275)
Net cash (used in)/provided by financing activities	(67,920)	226,064
Effect of exchange rate changes on cash	(2,239)	(5,278)
Decrease in cash and cash equivalents	(206,646)	(64,957)
Decrease in restricted cash	(115,810)	(98,951)
Cash, cash equivalents, and restricted cash beginning of period	993,984	1,040,709
Cash, cash equivalents, and restricted cash end of period	$671,528	$876,801

Plug Power Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In thousands, except  per share amounts)

(Unaudited)

	For the three months ended June 30,
	2026	2025
Reconciliation of net loss attributable to Plug Power Inc. and adjusted net loss attributable to Plug Power Inc. (Non-GAAP):
Net loss attributable to Plug Power Inc. (GAAP):	$(188,207)	$(227,099)
Adjustments, net of estimated tax effect:
Impairment	19,365	20,599
Restructuring and supplier contract modification	184	8,318
Transaction fees related to investment tax credit	3,140	—
Change in fair value of contingent consideration	197	(168)
Recovery of previously impaired assets	(39,701)	—
Losses on extinguishment and changes in fair value of convertible debt instruments, finance obligations and warrant liabilities, net	103,616	(357)
Adjusted net loss attributable to Plug Power Inc. (Non-GAAP):	$(101,406)	$(198,707)

Adjusted basic and diluted net loss per share attributable to Plug Power Inc. (Non-GAAP):	$(0.07)	$(0.18)

Weighted average number of common stock outstanding	1,391,212,670	1,126,627,283

Explanatory Notes on Use of Non-GAAP Measures

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used adjusted basic and diluted net loss per share attributable to Plug Power Inc., which are non-GAAP performance-based measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, the Company believes these non-GAAP financial measures improve understanding of comparable information from past reports of financial results.

Adjusted basic and diluted net loss per share attributable to Plug Power Inc. should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. Adjusted basic and diluted net loss per share attributable to Plug Power Inc. is defined as the basic and diluted attributable to Plug Power Inc. adjusted for, when applicable, impairment, restructuring and supplier contract modifications, transaction fees related to investment tax credit, change in fair value of contingent consideration, losses on extinguishment and changes in fair value of convertible debt instruments, finance obligations and warrant liabilities, net, of the estimated tax effect of these adjustments and any anticipated tax valuation adjustments. The adjustments made to the basic and diluted earnings per share have no income tax effect in light of the Company’s full valuation allowance recorded on their deferred tax assets. While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s unaudited condensed consolidated financial statements prepared in accordance with GAAP.

In addition, the Company’s EBITDAS-positive target for Q4 2026 is a forward-looking non-GAAP financial measure that cannot be reconciled to the most directly comparable GAAP measure, net income (loss), without unreasonable effort. The Company defines EBITDAS as earnings before interest, income tax, depreciation, amortization and share-based expense. This is because the Company is not able to forecast with reasonable accuracy certain items required for such reconciliation, including interest expense associated with financial arrangements, income taxes, and other non-cash or infrequent charges. These items are inherently uncertain, depend on future events outside of management’s control, and could materially affect the Company’s GAAP results. The Company provides this target to give investors insight into the direction of its operational objectives rather than as a prediction of GAAP earnings.